Exhibit 4.7
EXECUTION COPY
     AMENDMENT, dated as of January 10, 2007, to the Registration Rights Agreement dated as of June 27, 2006 (the “Registration Rights Agreement”), by and among Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and the several initial purchasers (the “Initial Purchasers”) named therein.
W I T N E S S E T H:
     WHEREAS, Operating Partnership has heretofore issued its 4.00% Exchangeable Senior Notes due 2026 (the “Notes”) pursuant to the Indenture dated as of August 29, 2000 (as amended and supplemented to the date hereof, the “Indenture”), by and among Operating Partnership, the Company and U.S. Bank National Association, as trustee;
     WHEREAS, in order to induce the Initial Purchasers to purchase the Notes, each of the Company and Operating Partnership agreed to provide the Initial Purchasers and their direct and indirect tranferees the registration and other rights set forth in the Registration Rights Agreement;
     WHEREAS, Section 7(c) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended, modified or supplemented with the consent of the Holders of a majority in aggregate principal amount of the outstanding Registrable Securities;
     WHEREAS, in connection with the mergers, including the merger of the Company with Blackhawk Acquisition Trust, a Maryland real estate investment trust, with Blackhawk Acquisition Trust continuing as the surviving real estate investment trust (the “EOPT Merger”), contemplated by the Agreement and Plan of Merger dated as of November 19, 2006, as amended to the date hereof, among the Company, Operating Partnership, Blackhawk Parent LLC, a Delaware limited liability company, Blackhawk Acquisition Trust and Blackhawk Acquisition, L.P., a Delaware limited partnership, Operating Partnership has sought consents from Holders of the Notes, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated as of December 26, 2006 (as it may be amended or supplemented from time to time, the “Statement”) and in the related Consent Form dated as of December 26, 2006 (as it may be amended or supplemented from time to time, the “Consent Form” and, together with the Statement, the “Solicitation”), to certain amendments to the Registration Rights Agreement (the “Registration Rights Amendments”) and to the Indenture and the Notes;
     WHEREAS, Operating Partnership has received the consents from Holders of a majority of the outstanding aggregate principal amount of Registrable Securities to effect the Registration Rights Amendments;
     WHEREAS, Operating Partnership and the Company have been authorized by resolution to enter into this Amendment; and
     WHEREAS, all other acts and proceedings required by law and by the Registration Rights Agreement to make this Amendment a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Operating Partnership and the Company hereby agree as follows:
ARTICLE ONE
     SECTION 1.01. Definitions.
     Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Rights Agreement.
ARTICLE TWO
     SECTION 2.01. Amendment of the Registration Rights Agreement.
     All obligations of Operating Partnership and the Company under the Registration Rights Agreement shall be terminated, except for (i) the obligation of Operating Partnership to pay Liquidated Damages pursuant to Section 2(e) of the Registration Rights Agreement, and (ii) the obligations of Operating Partnership and the Company under Section 4 of the Registration Rights Agreement.
ARTICLE THREE
SECTION 3.01. Effectiveness of Amendment; Operation of Registration Rights Amendments.
     This Amendment shall be effective upon its execution by the parties hereto. The Registration Rights Amendments will only become operative concurrently with the consummation of the EOPT Merger, provided that the Change of Control Condition (as defined in the Statement) has been satisfied.
     SECTION 3.02. Severability.
     In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
     SECTION 3.03. Continuing Effect of Registration Rights Agreement.
     Except as expressly provided herein, all of the terms, provisions and conditions of the Registration Rights Agreement shall remain in full force and effect.
     SECTION 3.04. Construction of Amendment.
     This Amendment is executed as and shall constitute an amendment to the Registration Rights Agreement and shall be construed in connection with and as part of the

Registration Rights Agreement. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 3.05. Counterparts.
     This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

EOP OPERATING LIMITED PARTNERSHIP
By:	Equity Office Properties Trust, as General Partner

By	/s/ Stanley M. Stevens
	Name:	Stanley M. Stevens
	Title:	Executive Vice President, Chief Legal Counsel and Secretary

EQUITY OFFICE PROPERTIES TRUST

By	/s/ Stanley M. Stevens
	Name:	Stanley M. Stevens
	Title:	Executive Vice President, Chief Legal Counsel and Secretary